EXHIBIT 1

CONTRIBUTION AGREEMENT

This Contribution Contribution Agreement (the “Agreement”) is made and entered into as of the third day of April, 2014, between Vermanti Group, Inc., a Nevada corporation (“Contributee”) and Tan Tran (“Contributor”) concerning the contribution to the Contributee of 100% of the issued and outstanding LLC Interests of and VoiceStep Telecom LLC, organized under the laws of California (“Company”) owned by Contributor, with Contributee and Contributor collectively referred to as “Parties.”

RECITALS

The Contributor wishes to contribute to Contributee all issued and outstanding ownership interest of Company owned by Contributor with the result that the Contributee will have a wholly-owned subsidiary with operations in California, on the terms and conditions set forth in this Agreement by way of an contribution of LLC interests of Contributor to Contributee as initial capital contribution by Contributor to Contributee (the “Contribution”).

NOW, THEREFORE, in consideration of the terms, conditions, agreements and covenants contained herein (the receipt and sufficiency of which are acknowledged by each party), and in reliance upon the representations and warranties contained in this Agreement, the Parties hereto agree as follows:

I. RECITALS; TRUE AND CORRECT; PURPOSE OF TRANSACTION

The above stated recitals are true and correct and are incorporated into this Agreement.

The result of the transaction contemplated under this Agreement will be that the Contributee has a wholly-owned subsidiary with more than nominal operations and/or more than nominal assets from inception of the Contributee such that at no time will Contributee ever meet the definition of a “Shell Company” under any laws, rules and regulations of the SEC and further such that the provisions of Rule 144.i will not apply to the resale of any shares of common stock issued, offered/and or sold by the Contributee as it owns from inception the Company as its wholly-owned subsidiary.

II. LLC CONTRIBUTION

2.1 LLC Contribution. Subject to all the terms and conditions of this Agreement, upon formation of Contributee, the Contributor shall make an initial contribution to capital to Contributee from Contributor, all of the issued and outstanding ownership interests of the Company owned by Contributor, which constitute all the issued and outstanding LLC Interests or rights to acquire issued and outstanding LLC Interests or any other form of equity securities evidencing ownership of the Company. In consideration of this Contribution, Contributee shall issue Contributor 40,000,000 shares of its Common Stock, $.0001 par value.

2.2 Effective Date. The Effective Date of this Agreement is the date of the formation of the Contributee under Nevada law on April 3, 2013.

III. REPRESENTATIONS AND WARRANTIES OF CONTRIBUTOR

Contributor has good and valid title to the LLC Interests and warrants that he is the lawful owner in every respect of all of the LLC Interests and that the LLC Interests are free and clear of all liens, security agreements, encumbrances, claims, demands, and charges of every kind whatsoever. Contributor agrees to warrant and defend the title to all of the LLC Interests to Contributee and to his successors and assigns, forever against every person lawfully claiming the described property or any part of it.

This Agreement constitutes the valid and binding obligation of Contributor, enforceable in accordance with their respective terms, subject to general principles of equity and bankruptcy or other laws relating to or affecting the rights of creditors generally. To its knowledge, the making and performance of this Agreement (including, without limitation, the delivery of the Contributor LLC interests) by Contributor will not (i) conflict with the organizational documents of the Company; (ii) violate any order, writ, injunction, or decree applicable to Company or Contributor; or (iii) result in any breach or termination of, or constitute a default under, or constitute an event which, with notice or lapse of time, or both, would become a default under, or result in the creation of any encumbrance upon any asset of Company or Contributor under, or create any rights of termination, cancellation or acceleration in any person under, any agreement, arrangement or commitment, or violate any provisions of any laws, ordinances, rules or regulations or any order, writ, injunction or decree to which Company or Contributor is or are a party or by which Company or Contributor or any of its or their assets may be bound.

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IV. MISCELLANEOUS

4.1 Expenses. The Parties will pay for all their own expenses and costs.

4.2 Survival of Representations, Warranties and Covenants. All statements contained in this Agreement or in any certificate delivered by or on behalf of Company, Contributor of Company, all jointly and severally, or Contributee pursuant hereto or in connection with the transactions contemplated hereby shall be deemed representations, warranties and covenants by Company or Contributee, as the case may be, hereunder. All representations, warranties and covenants made by Company and by Contributee in this Agreement, or pursuant hereto, shall survive through the Closing Date.

4.3 Governing Law. This Agreement shall be construed and enforced in accordance with the internal laws of Nevada without giving effect to the principles of conflicts of law thereof.

4.4 Entire Agreement. This Agreement, including the Exhibits and Schedules attached hereto, sets forth the entire understandings of the Parties with respect to the subject matter hereof, and it incorporates and merges any and all previous communications, understandings, oral or written, as to the subject matter hereof, and cannot be amended or changed except in writing, signed by the Parties.

THE PARTIES TO THIS AGREEMENT HAVE READ THIS AGREEMENT, HAVE HAD THE OPPORTUNITY TO CONSULT WITH INDEPENDENT COUNSEL OF THEIR OWN CHOICE, AND UNDERSTAND EACH OF THE PROVISIONS OF THIS AGREEMENT.

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement the day and year first above written.

Contributee: Vermanti Group, Inc., organized under the laws of Nevada (“Contributee”)

By:	/s/ Tan Tran
Tan Tran, Director

Contributor of VoiceStep Telecom LLC, organized under the laws of California

/s/ Tan Tran
Tan Tran, individually, owner of VoiceStep Telecom, LLC interests

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